Exhibit 99.1

CONTACT:     Don Seaquist
             Vice President, Finance & Administration
             (919) 941-5185

              EMBREX REPORTS SECOND-QUARTER 2006 FINANCIAL RESULTS

RESEARCH TRIANGLE PARK, NC, August 7, 2006 -- Embrex(R), Inc., The In Ovo Company(R), [NASDAQ: EMBX] announces financial results for the second quarter ended June 30, 2006.

HIGHLIGHTS

     o Second-quarter 2006 total revenues up 2% compared to the same period in 2005
     o    Second-quarter 2006 product sales up 19% over second-quarter 2005
     o Device lease fees up $0.5 million, or 2%, in the first half of 2006 versus the first half of 2005
     o Product sales up 8% for the first six-months of 2006 compared to the first-half of 2005
     o Total revenues up $0.7 million, or 3%, in the first half of 2006 compared to the first half of 2005
     o Inovocox(TM) coccidiosis vaccine demonstration trials initiated following USDA approval in April

                             FINANCIAL SUMMARY TABLE
                                  EMBREX, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
                     (In thousands except per share amounts)

                                                 Three Months               Six Months
                                                Ended June 30              Ended June 30
                                           ------------------------   -----------------------
                                              2006          2005         2006         2005
                                           ----------    ----------   ----------   ----------
Revenues                                   $   13,289    $   13,018   $   26,492   $   25,781
Cost of revenues                                5,477         5,487       10,834       10,980
                                           ----------    ----------   ----------   ----------
Gross profit                                    7,812         7,531       15,658       14,801
Operating expenses                              6,698         6,159       13,710       12,463
Other income                                      (54)           73           84          216
                                           ----------    ----------   ----------   ----------
Income before taxes                             1,060         1,445        2,032        2,554
Income tax expense                                527           199          590          698
                                           ----------    ----------   ----------   ----------
Net income                                 $      533    $    1,246   $    1,442        1,856
                                           ==========    ==========   ==========   ==========
Net income per share of Common Stock:
  Basic                                    $     0.06    $     0.16   $     0.18   $     0.23
  Diluted                                  $     0.06    $     0.15   $     0.17   $     0.22
No. of shares
 used in per share calculation:
  Basic                                         8,254         7,964        8,216        7,950
  Diluted                                       8,446         8,278        8,467        8,275

RESULTS FOR SECOND-QUARTER 2006

Consolidated net income was $0.5 million for second-quarter 2006, a 57% reduction in comparison to second-quarter 2005 net income of $1.2 million. Diluted earnings per share were $0.06 for the second quarter of 2006 compared to $0.15 for the same period in 2005. Diluted net income per share of common stock was based on 8.4 million and 8.3 million shares outstanding for second-quarter 2006 and 2005, respectively. Second-quarter 2006 earnings per share of $0.06 includes $0.04 of depreciation and term loan interest that the Company began to expense for Embrex Poultry Health after Inovocox(TM) vaccine and the facility were approved by the USDA in April. Second-quarter 2005 earnings per share of $0.15 includes $0.10 of capitalized Inovocox(TM) pre-licensure serials amounting to $0.5 million and extraterritorial income exclusions from the filing of 2001 and 2002 amended tax returns that amounted to another $0.5 million.

For the quarter ended June 30, 2006, consolidated revenues were $13.3 million, a 2% increase compared to consolidated revenues of $13.0 million for the second quarter of 2005. Product sales increased 19%, to $0.9 million in the second-quarter of 2006 compared to $0.7 million during the same period in 2005. Second-quarter 2006 recurring device lease fees, a component of device revenues, increased $0.1 million in comparison to the second-quarter of 2005. These recurring fees generally contribute more than 90% to device revenues. Device sales remained essentially unchanged at $0.1 million from the second quarter of 2005 to the second quarter of 2006. Device sales are another component of device revenues and are sporadic in nature. Overall, device revenues remained unchanged at $12.2 million for both the second quarter of 2006 and 2005. An increase in installed Inovoject(R) systems, particularly in Latin America, and new Egg Remover(R) installations were somewhat offset by reduced egg sets as customers adjusted to supply and demand factors in both domestic and export markets.

Gross profit increased $0.3 million, or 4%, to $7.8 million in the second-quarter of 2006 compared to $7.5 million during the same period in 2005. This is primarily due to certain sales and marketing expenses that were previously allocated to cost of revenue in 2005 have been retained in sales and marketing expenses in 2006 as described below.

Operating expenses increased $0.5 million, or 9%, to $6.7 million in the second-quarter of 2006 compared to $6.2 million during the same period in 2005. The increase was due to higher sales & marketing and general & administrative ("G&A") expenses.

G&A expenses increased $0.2 million, or 8%, from $2.7 million in the second quarter of 2005 to $2.9 million for the same period in 2006. This increase is mainly attributable to increases in staff-related and third-party expenses to support business growth in Latin America, increased expenses related to the start-up of Embrex Poultry Health, and equity compensation expense.

Sales & marketing expenses increased $0.4 million, or 34%, from $1.2 million in the second-quarter of 2005 to $1.6 million for the same period in 2006. The primary reason for the overall increase was growth in marketing expenses related to pre-launch demonstration and marketing activities of Inovocox(TM). To a lesser extent, the increase was also due to expansion in Latin American operations and the continued support of existing products. Additionally, certain sales and marketing expenses that were previously allocated to cost of revenue in 2005 have been retained in sales and marketing expenses in 2006 because such expenses are now primarily related to the support of the Company's installed product base rather than the sale of the Company's products.

Research & Development ("R&D") expenses decreased $0.1 million from the second quarter of 2005 to the second quarter of 2006 to $2.2 million. This was primarily due to Embrex Poultry Health expenses shifting from manufacturing functions to the sales and marketing group in support of pre-launch demonstration and marketing activities of Inovocox(TM) vaccine, along with the suspension of the Gender Sort project in the third quarter of 2005.

Income taxes were $527 thousand in second quarter 2006 compared to $199 thousand in second quarter 2005. The reported tax rate for the second quarter of 2006 was 50% compared to 14% for the same period in 2005. In the second quarter of 2006, withholding taxes were $119 thousand, and U.S. and non-U.S. income taxes were $408 thousand. In the second quarter of 2005, withholding taxes amounted to $128 thousand, and U.S. and non-U.S. income taxes were $71 thousand. Income tax expense was lower in the second quarter of 2005 due to the $0.5 million tax benefit recorded in that quarter related to the filing of amended tax returns for 2001 and 2002. The returns were amended to reflect the Company's claim for extraterritorial income exclusion.

RESULTS OF FIRST SIX-MONTHS OF 2006

Consolidated net income for the first six months of 2006 was $1.4 million, a 22% decrease from $1.9 million for the same period in 2005. Diluted earnings per share were $0.17 for the first half of 2006 and $0.22 for the same period in 2005. First-half 2006 earnings per share of $0.17 includes $0.03 of severance expense, as well as depreciation, term loan interest that the Company began to expense for Embrex Poultry Health after the Inovocox(TM) vaccine and the facility were approved by the USDA in April, as well as a one-time election for including the Company's Brazilian subsidiary in its consolidated federal income tax returns. First-half 2005 earnings per share of $0.22 includes $0.09 of capitalized Inovocox(TM) pre-licensure serials amounting to $0.5 million and extraterritorial income exclusions from the filing of 2001 and 2002 amended tax returns that amounted to another $0.5 million.

Consolidated revenues totaled $26.5 million for the first half of 2006, representing an increase of 3% over 2005 first-half revenues of $25.8 million. Product sales increased 8% to $1.5 million in the first half of 2006 as compared to $1.4 million for the same period in 2005, due to increased Bursaplex(R) sales in Asia that occurred as the effects of avian influenza outbreaks subsided and poultry production in the region increased. Device revenues amounted to $24.5 million for the first half of 2006, an increase of 2% over 2005 first-half device revenues of $24.1 million. Most of the device revenue increase was attributable to a 2% increase in recurring device lease fees, which was partially offset by a $0.1 million decrease in device sales.

Gross profit increased $0.9 million, or 6%, to $15.7 million in the first half of 2006 compared to $14.8 million during the same period in 2005. This is primarily due to certain sales and marketing expenses that were previously allocated to cost of revenue in 2005 have been retained in sales and marketing expenses in 2006 as described below.

Total operating expenses amounted to $13.7 million for the first half of 2006 versus $12.5 million for the first half of 2005. Additional equity compensation expenses of nearly $0.3 million in accordance with SFAS 123(R) were incurred in the first half of 2006 in comparison to the same period of 2005. First-half 2006 G&A expenses increased 10% over first-half 2005 to $5.8 million due to severance expense of $0.1 million incurred in the first quarter of 2006, staff-related and third-party expenses to support business growth in Latin America, increased expenses related to the start-up of Embrex Poultry Health, and equity compensation expense. First-half 2006 sales & marketing expenses increased from $2.2 million in 2005 to $3.3 million in 2006. The primary reason for the overall increase was growth in marketing expenses related to pre-launch demonstration and marketing activities of Inovocox(TM). To a lesser extent, the increase was also due to expansion in Latin American operations and the continued support of existing products. Additionally, certain sales and marketing expenses that were previously allocated to cost of revenue in 2005 have been retained in sales and marketing expenses in 2006 because such expenses are now primarily related to the support of the Company's installed product base rather than the sale of the Company's products. R&D expenses decreased from $5.0 million in the first half of 2005 to $4.7 million for the same period of 2006 principally due to reduced expenses related to the Gender Sort project, which was suspended in the third quarter of 2005, although partially offsetting this was severance expense of $0.3 million incurred in the first half of 2006.

Income taxes totaled $0.6 million for the first half of 2006, as compared to $0.7 million for the same period in 2005. The reported tax rate for the first half of 2006 was 29% compared to the 27% reported tax rate for the first half of 2005. Income tax expense was $0.1 million lower in 2006 primarily due to lower pre-tax net income and reduced foreign withholding taxes from the first six-months of 2005 to the same period of 2006, which was partially offset by an income tax increase caused by a difference between individual discrete events that occurred in both the first half of 2006 and 2005.

Embrex uses earnings before interest, taxes, depreciation and amortization (EBITDA) as an additional performance measure. Embrex believes that EBITDA, which is a non-GAAP financial measure, provides investors with supplemental information about its financial performance. In accordance with the Securities and Exchange Commission's Regulation G, the Company has provided a reconciliation of EBITDA to GAAP net income, following the financial statements below. EBITDA was $5.9 million for the first half of 2006, an increase of $0.2 million over the same period in 2005.

At June 30, 2006, the Company's cash and cash equivalents balances totaled $1.6 million compared to $2.0 million at December 31, 2005. During the first six-months of 2006, more than $6.1 million of cash flow was generated by operating activities. Of this, $1.4 million was generated by net income and $3.8 million in cash flows from operations was related to depreciation and amortization. Non-cash equity-based compensation charges provided $0.5 million, and the balance was primarily a result of reductions in working capital. Cash from operations was invested in $7.9 million of capital expenditures, of which $4.5 million or approximately 57% was used to acquire revenue generating devices, such as Inovoject(R) and Egg Remover(R) systems. Approximately $0.7 million was invested in Embrex Poultry Health equipment, another $0.9 million was invested in patents and intellectual property protection, and the remainder was invested in other capital items. Approximately $0.9 million was provided from the issuance of Common Stock related to the exercise of stock options and purchases under the Employee Stock Purchase Plan. In addition, the Company recognized a $0.2 million income tax benefit related to equity-based compensation. Drawdown on the Company's short-term revolving line of credit provided $0.1 million, while repayments of long-term debt used to fund most of the Inovocox(TM) manufacturing facility consumed $0.2 million. Consequently, the Company consumed $0.8 million of cash during the second quarter of 2006.

"Because of the impact outbreaks of avian influenza have had on poultry consumption in a number of countries around the world, the first and second quarters of 2006 have been extremely difficult for the poultry industry in the U.S. as export markets were affected, as well as in Europe and Latin America, particularly Brazil. U.S. weekly egg sets were down in the quarter and first half compared to 2005, and production in Brazil, which exports 30% of the poultry it produces, was also down for the same periods. In spite of this, we were able to grow first-half recurring device revenue by 2% year over year and continue to lease additional systems throughout Latin America," said Randall L. Marcuson, President and Chief Executive Officer. "When we look at net income and realize it included a number of non-recurring tax adjustments, additional expenses following USDA licensure of Inovocox(TM) and adoption of accounting standard SFAS 123(R), it speaks to our continued focus on cost and expense reduction efforts.

Added Marcuson: "For the balance of 2006, given the uncertainty facing the industry around avian influenza and the marketplace challenges still confronting major poultry producers, we are reluctant to provide any guidance concerning our performance, but we will continue focusing on cost and expense containment, demonstrating Inovocox(TM) to producers in the U.S., and pushing forward, with additional device placements, especially in Brazil and Mexico."

In July, Embrex's board of directors revised the Company's approach to its short and long term incentive programs for employees and outside directors. In the revised long term incentive program a much larger portion of the restricted stock unit awards granted are performance shares which will vest only if certain earnings per share targets are achieved. The board believes that this will further align the interest of management and directors with shareholders and is in keeping with recent compensation trends.

CONFERENCE CALL INFO

Embrex's management, led by Mr. Marcuson, will discuss second-quarter financial results in a conference call on Tuesday, August 8 at 11:00 AM EDT. To join the conference call, dial (800) 446-9604 (domestic and Canada), or (706) 643-5312 (international), identify Randall Marcuson (or Don Seaquist) as the conference leader, and if asked, provide conference identification number 3019636.

The live conference call will be publicly available online at www.embrex.com. Click the Investor Info button and then on the Live Webcast icon. A telephone replay will be available from approximately 2 p.m. EDT August 9 to midnight EDT August 23 by dialing (800) 642-1687 (domestic and Canada), or (706) 645-9291 (international), conference ID 3019636 A replay of the call can also be accessed via the Company's website using the same instructions as above for the live webcast.

ABOUT EMBREX

Embrex(R), Inc., The In Ovo Company(R), headquartered in Research Triangle Park, NC, is an international agricultural biotechnology company engaged in the development of innovative in ovo (in the egg) solutions that meet the needs of today's global poultry industry. The Company's unique integration of several scientific and engineering disciplines enables it to be the leading provider of in ovo, value-added solutions with its automated injection and detection devices as well as its select vaccines. For additional information, visit the Company's web site at www.embrex.com.

The tables attached to this release are an integral part of this release. This release contains forward-looking statements, including statements with respect to future financial results, products, services, and markets.

These statements involve risks and uncertainties that could cause actual results to differ materially. Risks include without limitation the degree of growth in the poultry industry in the U.S. and globally, competition arising in the United States and elsewhere, possible decreases in production by the Company's customers, avian disease outbreaks in Embrex's markets, and market acceptance and cost of expansion in new geographic markets. Additional risks include the Company's ability to penetrate new markets and the degree of market acceptance of new products, the complete development and commercialization of potential future products and approved products on a cost effective basis, including Newplex(TM) and Inovocox(TM), the availability of adequate product supplies, the ability of the Company's contract manufacturers to support its products, and the ability to obtain regulatory approval of products. Such approval is dependent upon a number of factors, such as results of trials, the discretion of regulatory officials, and potential changes in regulations. Additional information on these risks and other factors, which could affect the Company's financial results, is included in the Company's Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission.

Embrex(R), Bursaplex(R), Newplex(TM), Inovoject(R), Inovocox(TM),
Inovometrix(TM), Egg Remover(R), Vaccine Saver(R), and The In Ovo Company(R) are trademarks of Embrex, Inc.

                             Financial Tables Follow

Please see Embrex's Form 10-Q filed with the SEC for detailed GAAP financial statements.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                     (In thousands except per share amounts)

                                                      Three Months                 Six Months
                                                     Ended June 30,              Ended June 30,
                                                       (unaudited)                 (unaudited)
                                                ------------------------    ------------------------
                                                   2006          2005          2006          2005
                                                ----------    ----------    ----------    ----------
Revenues
   Device revenues                              $   12,202    $   12,172    $   24,462    $   24,094
   Product sales                                       860           724         1,532         1,423
   Other revenues                                      227           122           498           264
                                                ----------    ----------    ----------    ----------
Total revenues                                      13,289        13,018        26,492        25,781

Cost of device revenues and product sales            5,477         5,487        10,834        10,980
                                                ----------    ----------    ----------    ----------

Gross profit                                         7,812         7,531        15,658        14,801

Operating expenses
   General & administrative                          2,909         2,694         5,798         5,268
   Sales & marketing                                 1,626         1,216         3,261         2,195
   Research & development                            2,163         2,249         4,651         5,000
                                                ----------    ----------    ----------    ----------
Total operating expenses                             6,698         6,159        13,710        12,463

Operating income                                     1,114         1,372         1,948         2,338

Other income (expense)
   Interest income                                      47            42           112            64
   Interest expense                                   (122)          (19)         (125)          (25)
   Other Income                                         21            50            97           177
                                                ----------    ----------    ----------    ----------
Total other income                                     (54)           73            84           216

Income before tax expense                            1,060         1,445         2,032         2,554

Income tax expense                                     527           199           590           698
                                                ----------    ----------    ----------    ----------
Net income                                      $      533    $    1,246    $    1,442    $    1,856
                                                ==========    ==========    ==========    ==========
Net income per share of Common Stock:
   Basic                                        $     0.06    $     0.16    $     0.18    $     0.23
   Diluted                                      $     0.06    $     0.15    $     0.17    $     0.22

No. of shares used in per share calculation:
   Basic                                             8,254         7,964         8,216         7,950
   Diluted                                           8,446         8,278         8,467         8,275

EBITDA                                          $    3,201    $    3,037    $    5,921    $    5,696

                   GAAP RECONCILIATION OF NET INCOME TO EBITDA
                                 (In thousands)

                                                THREE MONTHS               SIX MONTHS
                                                ENDED JUNE 30             ENDED JUNE 30
                                                 (unaudited)               (unaudited)
                                           -----------------------   -----------------------
                                              2006         2005         2006         2005
                                           ----------   ----------   ----------   ----------
Net income                                 $      533   $    1,246   $    1,442   $    1,856
Add back:
Depreciation and amortization                   2,019        1,573        3,764        3,117
Interest expense                                  122           19          125           25
Tax expense                                       527          199          590          698
                                           ----------   ----------   ----------   ----------
EBITDA                                     $    3,201   $    3,037   $    5,921   $    5,696
                                           ==========   ==========   ==========   ==========

                         CONDENSED CONSOLIDATED BALANCE SHEETS

                                     (In thousands)

                                                  JUNE 30,     DECEMBER 31,
                                                    2006           2005
                                                (unaudited)
                                                ------------   ------------
ASSETS
    Current assets                              $     16,572   $     17,329
    Non-current assets                                54,444         50,145
                                                ------------   ------------
Total assets                                    $     71,016   $     67,474
                                                ============   ============

LIABILITIES AND SHAREHOLDERS' EQUITY
    Current liabilities                         $      7,160   $      6,883
    Non-current liabilities                            7,947          8,144
    Shareholders' equity                        $     55,909         52,447
                                                ------------   ------------
Total liabilities and shareholders' equity      $     71,016   $     67,474
                                                ============   ============

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                            SIX MONTHS
                                                          ENDED JUNE 30
                                                           (unaudited)
                                                   ----------------------------
                                                       2006            2005
                                                   ------------    ------------
Net cash provided by operating activities          $      6,130    $      5,186
Net cash used in investing activities                    (7,860)         (8,161)
Net cash provided by financing activities                   951             172
                                                   ------------    ------------
Decrease in cash and cash equivalents                      (779)         (2,803)
Currency translation adjustments                            451             224
Cash and cash equivalents at beginning of period          1,975           4,469
                                                   ------------    ------------
Cash and cash equivalents at end of period         $      1,647    $      1,890
                                                   ============    ============


                                     - end -